Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2024 Third Quarter GAAP EPS of $3.13 and Adjusted EPS of $3.20

Q3 FY24 (comparisons versus prior year):
•GAAP EPS# of $3.13, up 17 percent; GAAP net income of $709 million, up 16 percent; and GAAP net income margin of 23.7 percent, up 360 basis points
•Adjusted EPS* of $3.20, up seven percent; adjusted EBITDA* of $1.3 billion, up five percent; and adjusted EBITDA margin* of 42.4 percent, up 260 basis points

Recent Highlights
Clean hydrogen / energy transition
•Signed a 15-year agreement to supply 70,000 tons of green hydrogen annually starting in 2030, helping to decarbonize TotalEnergies' Northern European refineries and avoid approximately 700,000 tons of CO₂ each year
•Announced agreement to divest Air Products’ liquefied natural gas (LNG) process technology and equipment business to Honeywell for $1.81 billion in an all-cash transaction; closing is expected before the end of the calendar year, subject to customary closing conditions, including receipt of certain regulatory approvals
•Announced plans to build networks of permanent, commercial-scale, multi-modal hydrogen refueling stations from Northern California to Southern California, and along major transportation corridors near the Trans-European Transport Network
•Announced trial of a Daimler Mercedes-Benz GenH2 truck, aligned with Air Products' goal to convert its distribution fleet to hydrogen powered vehicles

Core industrial gas business
•Announced plans to construct two new air separation units at the Company's existing Conyers, Georgia, and Reidsville, North Carolina, locations to replace older units and serve further merchant market growth
•Announced $70 million investment to expand gas separation and purification membranes at Company's Missouri manufacturing and logistics center, driven by growing product demand in biogas and hydrogen recovery applications, as well as customer needs for the use of nitrogen for the aerospace industry and cleaner fuels for the marine industry
Sustainability
•Awarded ‘A’ rating on MSCI’s environmental, social and governance ratings

Guidance
•Confirmed previous fiscal 2024 full-year adjusted EPS guidance* of $12.20 to $12.50, up six to nine percent over prior year adjusted EPS*; fiscal 2024 fourth quarter adjusted EPS guidance* of $3.33 to $3.63
•Continue to expect fiscal year 2024 capital expenditures* in the range of $5.0 billion to $5.5 billion
#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
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*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

Fiscal 2024 Third Quarter Consolidated Results
LEHIGH VALLEY, Pa. (August 1, 2024) - Air Products (NYSE:APD) today reported third quarter fiscal 2024 results, including GAAP EPS from continuing operations of $3.13, up 17 percent from the prior year. GAAP net income of $709 million was up 16 percent over the prior year primarily due to a prior year charge for business and asset actions, favorable pricing, and favorable business mix. Higher costs driven by planned maintenance and inflation were partially offset by improved productivity. GAAP net income margin of 23.7 percent increased 360 basis points over the prior year primarily due to the lower business and asset actions and favorable pricing. Air Products' third quarter GAAP results for the current and prior year include items that are adjusted in the non-GAAP measures discussed below. Fiscal 2024 adjustments include a net cost of $0.07 per share, primarily for the non-service related components of the Company's defined benefit pension plans. Adjustments for the prior year quarter included a charge of $0.23 per share from business and asset actions as well as non-service pension costs of $0.07 per share.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $3.20 increased seven percent over the prior year. Adjusted EBITDA of $1.3 billion was up five percent over the prior year due to positive pricing, favorable business mix, and improved productivity, which were partially offset by higher planned maintenance and inflation. Adjusted EBITDA margin of 42.4 percent increased 260 basis points over the prior year.
Third quarter sales of $3.0 billion decreased two percent from the prior year due to two percent unfavorable currency and one percent lower energy cost pass-through, partially offset by one percent higher pricing.
Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "Our third quarter adjusted EPS of $3.20 exceeded our previous guidance and increased seven percent over the prior year, driven by Americas and Europe operating performance as well as pricing and productivity actions. The results demonstrate our focus on running our core industrial gas business, and our adjusted EBITDA margin is the best in the industry. We announced significant milestones during the quarter, including the long-term renewable hydrogen supply agreement with TotalEnergies, which validates our strategy and the expected growth in the clean hydrogen market. As always, our results reflect the hard work of our dedicated and talented employees, and I want to thank them for their contributions."

Fiscal 2024 Third Quarter Results by Business Segment
•Americas sales of $1.2 billion were down two percent versus the prior year due to three percent lower energy cost pass-through, one percent lower volumes, and one percent unfavorable currency, which were partially offset by three percent higher pricing. Operating income of $391 million increased four percent and adjusted EBITDA of $604 million increased six percent, in each case primarily due to higher pricing. Operating margin of 31.7 percent increased 200 basis points and adjusted EBITDA margin of 48.9 percent increased 390 basis points, each of which included positive impacts of approximately 100 basis points from lower energy cost pass-through.
•Asia sales of $790 million decreased four percent from the prior year primarily due to four percent unfavorable currency and one percent lower volumes, as lower demand for merchant products and planned maintenance outages were partially offset by new assets. These impacts were partially offset by one percent higher energy cost pass-through. Operating income of $200 million decreased 17 percent and adjusted EBITDA of $324 million decreased nine percent, in each case primarily due to the planned maintenance outages. Operating margin of 25.3 percent decreased 400 basis points and adjusted EBITDA margin of 41.1 percent decreased 220 basis points.
•Europe sales of $693 million decreased two percent from the prior year as two percent lower energy cost pass-through and one percent unfavorable currency were partially offset by one percent higher volumes. Operating income of $205 million increased 16 percent and adjusted EBITDA of $283 million increased 12 percent, in each case primarily due to increased volume, primarily from new assets, and pricing, net of variable costs. Operating margin of 29.5 percent increased 460 basis points and adjusted EBITDA margin of 40.8 percent increased 490 basis points.
•Middle East and India equity affiliates' income of $89 million decreased seven percent compared to the prior year, primarily due to higher costs.
•Corporate and other sales of $235 million increased 15 percent compared to the prior year, primarily due to higher LNG and other sale of equipment activity.

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Outlook
Air Products confirms its previous fiscal 2024 full-year adjusted EPS guidance* of $12.20 to $12.50, up six to nine percent over prior year adjusted EPS. For the fourth quarter of fiscal 2024, Air Products' adjusted EPS guidance* is $3.33 to $3.63.
Air Products continues to expect capital expenditures* in the range of $5.0 billion to $5.5 billion for full-year fiscal 2024.

*Management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2024 third quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on August 1, 2024 by calling 773-305-6867 and entering passcode 2796775 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects supporting the transition to low- and zero-carbon energy in the heavy-duty transportation and industrial sectors. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and provides turbomachinery, membrane systems and cryogenic containers globally.

The Company had fiscal 2023 sales of $12.6 billion from operations in approximately 50 countries and has a current market capitalization of approximately $60 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including statements related to the pending sale of our LNG process technology and equipment business and its expected impact and timing as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Sidd Manjeshwar, tel: (610) 481-1872; email: manjessj@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of U.S. Dollars, except for share and per share data)	2024	2023	2024	2023
Sales	$2,985.5	$3,033.9	$8,913.1	$9,408.7
Cost of sales	2,005.6	2,070.7	6,064.3	6,625.8
Selling and administrative expense	235.4	238.7	714.4	724.3
Research and development expense	27.0	29.3	78.1	80.9
Business and asset actions	—	59.0	57.0	244.6
Other income (expense), net	20.1	8.0	42.4	22.9
Operating Income	737.6	644.2	2,041.7	1,756.0
Equity affiliates' income	168.9	165.0	470.6	440.9
Interest expense	55.7	47.4	169.1	129.5
Other non-operating income (expense), net	(1.3)	(11.7)	(25.3)	(26.2)
Income Before Taxes	849.5	750.1	2,317.9	2,041.2
Income tax provision	140.6	139.6	406.5	397.0
Net Income	708.9	610.5	1,911.4	1,644.2
Net income attributable to noncontrolling interests	12.3	14.9	33.1	36.6
Net Income Attributable to Air Products	$696.6	$595.6	$1,878.3	$1,607.6

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$3.13	$2.68	$8.44	$7.23
Diluted earnings per share attributable to Air Products	$3.13	$2.67	$8.43	$7.22

Weighted Average Common Shares (in millions)
Basic	222.5	222.4	222.5	222.3
Diluted	222.8	222.8	222.8	222.7

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of U.S. Dollars)	2024	2023
Assets
Current Assets
Cash and cash items	$2,375.7	$1,617.0
Short-term investments	61.8	332.2
Trade receivables, net	1,712.2	1,700.4
Inventories	755.6	651.8
Prepaid expenses	170.7	177.0
Other receivables and current assets	601.4	722.1
Total Current Assets	$5,677.4	$5,200.5
Investment in net assets of and advances to equity affiliates	4,714.6	4,617.8
Plant and equipment, at cost	37,597.5	32,746.3
Less: accumulated depreciation	16,115.4	15,274.2
Plant and equipment, net	$21,482.1	$17,472.1
Goodwill, net	879.0	861.7
Intangible assets, net	310.5	334.6
Operating lease right-of-use assets, net	982.1	974.0
Noncurrent lease receivables	437.2	494.7
Financing receivables	1,213.4	817.2
Other noncurrent assets	1,278.0	1,229.9
Total Noncurrent Assets	$31,296.9	$26,802.0
Total Assets	$36,974.3	$32,002.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,168.6	$2,890.1
Accrued income taxes	155.9	131.2
Short-term borrowings	159.1	259.5
Current portion of long-term debt	990.9	615.0
Total Current Liabilities	$4,474.5	$3,895.8
Long-term debt	12,786.4	9,280.6
Long-term debt – related party	96.3	150.7
Noncurrent operating lease liabilities	639.3	631.1
Other noncurrent liabilities	1,108.7	1,118.0
Deferred income taxes	1,182.1	1,266.0
Total Noncurrent Liabilities	$15,812.8	$12,446.4
Total Liabilities	$20,287.3	$16,342.2
Air Products Shareholders’ Equity	15,101.3	14,312.9
Noncontrolling Interests	1,585.7	1,347.4
Total Equity	$16,687.0	$15,660.3
Total Liabilities and Equity	$36,974.3	$32,002.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of U.S. Dollars)	2024	2023
Operating Activities
Net income	$1,911.4	$1,644.2
Less: Net income attributable to noncontrolling interests	33.1	36.6
Net income attributable to Air Products	$1,878.3	$1,607.6
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,070.3	1,001.0
Deferred income taxes	(74.3)	(14.1)
Business and asset actions	57.0	244.6
Undistributed earnings of equity method investments	(124.1)	(130.1)
Gain on sale of assets and investments	(23.3)	(5.2)
Share-based compensation	46.2	45.8
Noncurrent lease receivables	59.2	60.9
Other adjustments	36.4	152.3
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(10.4)	(49.2)
Inventories	(111.0)	(133.5)
Other receivables	82.4	(98.5)
Payables and accrued liabilities	(175.1)	(375.4)
Other working capital	(21.9)	(102.8)
Cash Provided by Operating Activities	$2,689.7	$2,203.4
Investing Activities
Additions to plant and equipment, including long-term deposits	(4,721.5)	(3,163.5)
Investment in and advances to unconsolidated affiliates	—	(912.0)
Investment in financing receivables	(396.2)	(665.0)
Proceeds from sale of assets and investments	26.3	13.3
Purchases of investments	(141.4)	(443.4)
Proceeds from investments	413.1	766.0
Other investing activities	45.9	4.8
Cash Used for Investing Activities	($4,773.8)	($4,399.8)
Financing Activities
Long-term debt proceeds	4,119.9	2,116.3
Payments on long-term debt	(76.7)	(605.8)
(Decrease) Increase in commercial paper and short-term borrowings	(183.3)	567.3
Dividends paid to shareholders	(1,171.4)	(1,107.9)
Proceeds from stock option exercises	6.2	19.5
Investments by noncontrolling interests	278.7	188.8
Other financing activities	(125.7)	(79.3)
Cash Provided by Financing Activities	$2,847.7	$1,098.9
Effect of Exchange Rate Changes on Cash	(4.9)	24.2
Increase (Decrease) in cash and cash items	758.7	(1,073.3)
Cash and cash items – Beginning of year	1,617.0	2,711.0
Cash and Cash Items – End of Period	$2,375.7	$1,637.7
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$502.2	$487.6

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 June 2024
Sales	$1,234.7	$789.6	$693.4	$32.8	$235.0	$2,985.5
Operating income (loss)	391.1	200.1	204.7	(1.4)	(56.9)	737.6	(A)
Depreciation and amortization	175.6	115.5	52.2	6.8	10.2	360.3
Equity affiliates' income	37.5	8.7	26.3	89.2	7.2	168.9
Three Months Ended 30 June 2023
Sales	$1,260.7	$822.9	$706.6	$39.7	$204.0	$3,033.9
Operating income (loss)	374.8	240.8	176.1	5.8	(94.3)	703.2	(A)
Depreciation and amortization	163.1	108.3	48.6	7.0	12.9	339.9
Equity affiliates' income	29.9	7.5	28.8	95.5	3.3	165.0

Nine Months Ended 30 June 2024
Sales	$3,732.6	$2,363.1	$2,092.5	$103.9	$621.0	$8,913.1
Operating income (loss)	1,117.4	614.9	603.3	8.1	(245.0)	2,098.7	(A)
Depreciation and amortization	519.4	343.7	151.2	20.1	35.9	1,070.3
Equity affiliates' income	118.8	21.2	58.7	256.0	15.9	470.6
Nine Months Ended 30 June 2023
Sales	$4,018.0	$2,414.6	$2,251.4	$125.9	$598.8	$9,408.7
Operating income (loss)	1,042.0	709.7	495.1	13.8	(260.0)	2,000.6	(A)
Depreciation and amortization	480.8	320.2	141.2	20.2	38.6	1,001.0
Equity affiliates' income	74.4	22.2	76.0	258.5	9.8	440.9

Total Assets
30 June 2024	$11,889.9	$7,147.9	$5,334.3	$7,629.9	$4,972.3	$36,974.3
30 September 2023	9,927.5	7,009.6	4,649.8	5,708.4	4,707.2	32,002.5
(A)Refer to the "Reconciliation to Consolidated Results" section below.
Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Operating Income	2024	2023	2024	2023
Total	$737.6	$703.2	$2,098.7	$2,000.6
Business and asset actions	—	(59.0)	(57.0)	(244.6)
Consolidated Operating Income	$737.6	$644.2	$2,041.7	$1,756.0

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. We may also exclude certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In addition to the recurring impact of non-service related components of our defined benefit pension plan, our fiscal year 2024 third quarter results are adjusted for the item below. For detail regarding the prior year adjustment for business and asset actions, please refer to Exhibit 99.1 to our Current Report on Form 8-K dated 3 August 2023.
De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project, of which Air Products is a joint venture partner with a one-third interest. We expect these swaps to remain de-designated until outstanding borrowings from the available financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, we recorded an unrealized gain of $11.2 that is reflected within "Other non-operating income (expense), net" ($3.0 attributable to Air Products after tax, or $0.01 per share) on our consolidated income statements for the three and nine months ended 30 June 2024. We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

Q3 2024 vs. Q3 2023	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q3 2024 GAAP	$737.6	$168.9	($1.3)	$140.6	$696.6	$3.13
Q3 2023 GAAP	644.2	165.0	(11.7)	139.6	595.6	2.67
$ Change GAAP						$0.46
% Change GAAP						17%

Q3 2024 GAAP	$737.6	$168.9	($1.3)	$140.6	$696.6	$3.13
(Gain) Loss on de-designation of cash flow hedges(A)	—	—	(11.2)	(0.9)	(3.0)	(0.01)
Non-service pension cost, net	—	—	25.3	6.2	19.1	0.09
Q3 2024 Non-GAAP ("Adjusted")	$737.6	$168.9	$12.8	$145.9	$712.7	$3.20

Q3 2023 GAAP	$644.2	$165.0	($11.7)	$139.6	$595.6	$2.67
Business and asset actions	59.0	—	—	7.8	51.2	0.23
Non-service pension cost, net	—	—	22.0	5.4	16.6	0.07
Q3 2023 Non-GAAP ("Adjusted")	$703.2	$165.0	$10.3	$152.8	$663.4	$2.98
$ Change Non-GAAP ("Adjusted")						$0.22
% Change Non-GAAP ("Adjusted")						7%
(A) Includes $7.3 attributable to noncontrolling interests.

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		Q3 YTD Total
2024	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,997.4		$2,930.2		$2,985.5				$8,913.1

Net income and net income margin	$621.6	20.7%	$580.9	19.8%	$708.9	23.7%			$1,911.4	21.4%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%			—	—%
Add: Interest expense	53.5	1.8%	59.9	2.0%	55.7	1.9%			169.1	1.9%
Less: Other non-operating income (expense), net	(14.8)	(0.5%)	(9.2)	(0.3%)	(1.3)	—%			(25.3)	(0.3%)
Add: Income tax provision	135.4	4.5%	130.5	4.5%	140.6	4.7%			406.5	4.6%
Add: Depreciation and amortization	349.2	11.7%	360.8	12.3%	360.3	12.1%			1,070.3	12.0%
Add: Business and asset actions	—	—%	57.0	1.9%	—	—%			57.0	0.6%
Adjusted EBITDA and adjusted EBITDA margin	$1,174.5	39.2%	$1,198.3	40.9%	$1,266.8	42.4%			$3,639.6	40.8%

	Q1		Q2		Q3		Q4		Q3 YTD Total
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7		$3,200.1		$3,033.9		$3,191.3		$9,408.7

Net income and net income margin	$583.8	18.4%	$449.9	14.1%	$610.5	20.1%	$694.4	21.8%	$1,644.2	17.5%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	7.4	0.2%	—	—%
Add: Interest expense	41.2	1.3%	40.9	1.3%	47.4	1.6%	48.0	1.5%	129.5	1.4%
Less: Other non-operating income (expense), net	(0.6)	—%	(13.9)	(0.4%)	(11.7)	(0.4%)	(12.8)	(0.4%)	(26.2)	(0.3%)
Add: Income tax provision	136.4	4.3%	121.0	3.8%	139.6	4.6%	154.2	4.8%	397.0	4.2%
Add: Depreciation and amortization	321.5	10.1%	339.6	10.6%	339.9	11.2%	357.3	11.2%	1,001.0	10.6%
Add: Business and asset actions	—	—%	185.6	5.8%	59.0	1.9%	—	—%	244.6	2.6%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%	$1,150.9	36.0%	$1,208.1	39.8%	$1,259.3	39.5%	$3,442.5	36.6%

2024 vs. 2023	Q1		Q2		Q3				Q3 YTD Total
Change GAAP
Net income $ change	$37.8		$131.0		$98.4				$267.2
Net income % change	6%		29%		16%				16%
Net income margin change	230 bp		570 bp		360 bp				390 bp
Change Non-GAAP
Adjusted EBITDA $ change	$91.0		$47.4		$58.7				$197.1
Adjusted EBITDA % change	8%		4%		5%				6%
Adjusted EBITDA margin change	510 bp		490 bp		260 bp				420 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 30 June 2024 and 2023:

Americas	Q3 FY24	Q3 FY23	$ Change	Change
Sales	$1,234.7	$1,260.7	($26.0)	(2%)

Operating income	$391.1	$374.8	$16.3	4%
Operating margin	31.7%	29.7%		200	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$391.1	$374.8
Add: Depreciation and amortization	175.6	163.1
Add: Equity affiliates' income	37.5	29.9
Adjusted EBITDA	$604.2	$567.8	$36.4	6%
Adjusted EBITDA margin	48.9%	45.0%		390	bp

Asia	Q3 FY24	Q3 FY23	$ Change	Change
Sales	$789.6	$822.9	($33.3)	(4%)

Operating income	$200.1	$240.8	($40.7)	(17%)
Operating margin	25.3%	29.3%		(400)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$200.1	$240.8
Add: Depreciation and amortization	115.5	108.3
Add: Equity affiliates' income	8.7	7.5
Adjusted EBITDA	$324.3	$356.6	($32.3)	(9%)
Adjusted EBITDA margin	41.1%	43.3%		(220)	bp

Europe	Q3 FY24	Q3 FY23	$ Change	Change
Sales	$693.4	$706.6	($13.2)	(2%)

Operating income	$204.7	$176.1	$28.6	16%
Operating margin	29.5%	24.9%		460	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$204.7	$176.1
Add: Depreciation and amortization	52.2	48.6
Add: Equity affiliates' income	26.3	28.8
Adjusted EBITDA	$283.2	$253.5	$29.7	12%
Adjusted EBITDA margin	40.8%	35.9%		490	bp

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's non-recourse project financing as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Nine Months Ended
	30 June
	2024	2023
Cash used for investing activities	$4,773.8	$4,399.8
Proceeds from sale of assets and investments	26.3	13.3
Purchases of investments	(141.4)	(443.4)
Proceeds from investments	413.1	766.0
Other investing activities	45.9	4.8
NGHC expenditures not funded by Air Products' equity(A)	(1,242.0)	(656.0)
Capital expenditures	$3,875.7	$4,084.5
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Nine Months Ended
	30 June
	2024	2023
Additions to plant and equipment, including long-term deposits	$4,721.5	$3,163.5
Investment in and advances to unconsolidated affiliates	—	912.0
Investment in financing receivables	396.2	665.0
NGHC expenditures not funded by Air Products' equity(A)	(1,242.0)	(656.0)
Capital expenditures	$3,875.7	$4,084.5
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We continue to expect capital expenditures for fiscal year 2024 to be in the range of $5.0 billion to $5.5 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q4	Full Year
2023 Diluted EPS	$3.08	$10.30
Business and asset actions	—	0.92
Non-service pension cost, net	0.08	0.29
2023 Adjusted Diluted EPS	$3.15	$11.51
2024 Adjusted Diluted EPS Outlook	$3.33 – $3.63	$12.20 – $12.50
$ Change	0.18 – 0.48	0.69 – 0.99
% Change	6% – 15%	6% – 9%